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                       November 27, 2023

       George R. Bracken
       Executive Vice President     Finance
       National Beverage Corp.
       8100 SW Tenth Street, Suite 4000
       Fort Lauderdale, FL 33324

                                                        Re: National Beverage
Corp.
                                                            Form 10-K for the
Fiscal Year Ended April 29, 2023
                                                            Filed June 28, 2023
                                                            File No. 001-14170

       Dear George R. Bracken:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Energy & Transportation